UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

EZENIA! INC.

(Exact name of registrant as specified in charter)

Delaware	04-3114212
(State or other jurisdiction	(IRS employer
of incorporation)	identification no.)

14 Celina Drive, Suite 17-18
Nashua, NH	03063
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange
Title of each class	on which each
to be so registered	class is to be registered
N/A

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the original Form 8-A filed by the registrant with the Securities and Exchange Commission on April 21, 2008.  Capitalized terms used without definition herein shall have the meaning set forth in the Shareholder Rights Agreement, dated April 15, 2008 (the “Rights Agreement”), by and between Ezenia! Inc. (the “Company”) and Computershare Trust Company, N.A., as rights agent.

Item 1.  Description of Registrant’s Securities to be Registered.

Amendment to Rights Agreement

On February 10, 2011, the Company entered into an Amendment (the “Amendment”) to the Rights Agreement to terminate the Rights Agreement prior to its expiration on April 15, 2018.  Pursuant to the terms of the Amendment, the definition of the “Expiration Date” in the Rights Agreement has been amended so that the Rights (as defined in the Rights Agreement) will expire at the close of business on February 11, 2011, and the Rights Agreement will be terminated.

Miscellaneous

The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2 to this Amendment No. 1 to Form 8-A and incorporated herein by reference.  The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2 - Exhibits.

4.1

Shareholder Rights Agreement, dated as of April 15, 2008, between Ezenia! Inc. and Computershare Trust Company, N.A., as Rights Agent, filed as an exhibit to Ezenia! Inc.’s Registration Statement on Form 8-A on April 21, 2008 and incorporated herein by reference.

4.2	Amendment, dated February 10, 2011, to the Shareholder Rights Agreement dated as of April 15, 2008, between Ezenia! Inc. and Computershare Trust Company, N.A., as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EZENIA! INC.

Date:	February 11, 2011	By:	/s/ Thomas J. McCann
Name: Thomas J. McCann
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1

Shareholder Rights Agreement, dated as of April 15, 2008, between Ezenia! Inc. and Computershare Trust Company, N.A., as Rights Agent, filed as an exhibit to Ezenia! Inc.’s Registration Statement on Form 8-A on April 21, 2008 and incorporated herein by reference.

4.2	Amendment, dated February 10, 2011, to the Shareholder Rights Agreement dated as of April 15, 2008, between Ezenia! Inc. and Computershare Trust Company, N.A., as Rights Agent.